Exhibit 99 (d12)

Sub-Advisory Agreement

This Sub-Advisory Agreement (this “Agreement”) is between Brookfield Investment Management Inc. ("BIM"), a Delaware corporation and a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and AMP Capital Brookfield (US) LLC, a Delaware corporation and a registered investment adviser under the Advisers Act (the "Manager"), and is effective as of October 1, 2009 (the "Effective Date").

Recitals

TIFF Investment Program, Inc. ("TIP"), a Maryland corporation and an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), for its TIFF Multi-Asset and such other of its funds as updated from time to time with written consent of TIP and BIM (the "Fund"), and BIM have entered into a Money Manager Agreement dated as of October 1, 2009 (the “BIM Agreement”), pursuant to which the Fund has retained BIM to render advisory services to the Fund;

BIM wishes to retain the Manager to render advisory services to the Fund; and

The Manager wishes to render those services to the Fund.

In consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties therefore agree as follows:

1.           Managed Assets

The Manager will provide investment management services with respect to assets placed with the Manager on behalf of the Fund from time to time.  Such assets, as changed by investment, reinvestment, additions, disbursements of expenses, and withdrawals, are referred to in this Agreement as the "Managed Assets."  The Fund may make additions to or withdraw all or any portion of the Managed Assets from this management arrangement at any time.

2.           Appointment and Powers of Manager; Investment Approach

(a)  Appointment.  BIM hereby appoints the Manager to manage the Managed Assets for the period and on the terms set forth in this Agreement.  The Manager hereby accepts this appointment and agrees to render the services herein described in accordance with the requirements described in Section 3(a).

(b)  Powers.  Subject to the supervision of BIM, the board of directors of TIP, and TIFF Advisory Services, Inc. ("TAS"), as investment adviser to the Fund, the Manager shall direct investment of the Managed Assets in accordance with the requirements of Section 3(a).  The Manager shall:

(i)	acquire (by purchase, exchange, subscription, or otherwise), to hold, and to dispose of (by sale, exchange, or otherwise) securities and other investments;

(ii)	determine what portion of the Managed Assets will be held uninvested; and

(iii)
enter into such agreements and make such representations (including representations regarding the purchase of securities for investment) as may be necessary or proper in connection with the performance by Manager of its duties hereunder.

(c)  Power of Attorney.  To enable the Manager to exercise fully discretion granted hereunder, BIM appoints the Manager as its attorney-in-fact to invest, sell, and reinvest the Managed Assets as fully as BIM, itself could do. The Manager hereby accepts this appointment.

(d)  Voting.  The Manager shall be authorized to vote on behalf of the Fund any proxies relating to the Managed Assets, provided, however, that the Manager shall comply with any instructions received from BIM or the Fund as to the voting of securities and handling of proxies.

(e)  Independent Contractor.  Except as expressly authorized herein, the Manager shall for all purposes hereunder be deemed to be an independent contractor and shall have no authority to act for or to represent BIM, TIP, the Fund, or TAS in any way, or otherwise to be an agent of any of them.

(f)  Reporting.  The Manager shall furnish to BIM or TIP upon reasonable request such information that BIM or TIP may reasonably require to complete documents, reports, or regulatory filings.

3.           Requirements; Duties

(a)  Requirements.  In performing services for the Fund and otherwise discharging its obligations under this Agreement, the Manager shall act in conformity with the following requirements (the "Requirements"):

(i)
the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations which apply to the Manager in conjunction with performing services for the Fund, if any;

(ii)
TIP's Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A as filed with the Securities and Exchange Commission relating to the Fund and the shares of common stock in the Fund, as such Registration Statement may be amended from time to time (the "Registration Statement");

(iii)	the Manager's Investment Guidelines (appended to this Agreement as Exhibit A), which may be amended from time to time by mutual agreement of TAS, BIM and the Manager;

(iv)	written instructions and directions of the board of directors of TIP delivered to BIM or the Manager;

(v)	written instructions and directions of TAS delivered to BIM or the Manager; and

(vi)	written instructions and directions of BIM.

(b)  Responsibility with Respect to Actions of Others.  TIP may place the investment portfolio of each of its funds, including the Fund, with one or more investment managers.  To the extent the applicability of, or conformity with, the Requirements depends upon investments made by, or activity of, the managers other than the Manager, the Manager agrees to comply with such Requirements: (i) to the extent that such compliance is within the Manager's Investment Guidelines; and (ii) to the extent that the Manager is provided with information sufficient to ascertain the applicability of such Requirements.  If it appears to the Fund at any time that the Fund may not be in compliance with any Requirement and BIM or the Fund so notifies the Manager, the Manager shall promptly take such actions not inconsistent with applicable law as BIM or the Fund may reasonably specify to effect compliance.

(c)  Responsibility with Respect to Performance of Duties.  In performing its duties under this Agreement, the Manager will act solely in the interests of the Fund and shall use reasonable care and its best judgment in matters relating to the Fund.  The Manager will not deal with the Managed Assets in its own interest or for its own account.

4.           Recordkeeping and Reporting

(a)  Records.  The Manager shall maintain proper and complete records relating to the furnishing of investment management services under this Agreement, including records with respect to the securities transactions for the Managed Assets required by Rule 31a-1 under the 1940 Act.  All records maintained pursuant to this Agreement shall be subject to examination by BIM, the Fund, and any persons authorized by either of them during reasonable business hours upon reasonable notice.  Records required by Rule 31a-1 maintained as specified above shall be the property of the Fund; the Manager will preserve such records for the periods prescribed by Rule 31a-2 under the 1940 Act and shall surrender such records promptly at BIM’s or the Fund's request.  Upon termination of this Agreement, the Manager shall promptly return records that are the Fund's property and, upon demand, shall make and deliver to BIM or the Fund true and complete and legible copies of such other records maintained as required by this Section 4(a) as BIM or the Fund may request.  The Manager may retain copies of records furnished to BIM or the Fund.

(b)  Reports to Custodian.  The Manager shall provide to BIM, the Fund's custodian (the "Custodian"), and to the Fund, on each business day, information relating to all transactions concerning the Managed Assets.

(c)  Other Reports.  The Manager shall render to the board of directors of TIP, and to BIM and TAS such periodic and special reports as the board, BIM or TAS may reasonably request.

5.           Purchase and Sale of Securities

(a)  Selection of Brokers.  The Manager shall place all orders for the purchase and sale of securities on behalf of the Fund with brokers or dealers selected by the Manager in conformity with the policy respecting brokerage set forth in the Registration Statement.  Neither the Manager nor any of its officers, employees, or any of its "affiliated persons," as defined in the 1940 Act, will act as principal or receive any compensation in connection with the purchase or sale of investments by the Fund other than the management fees provided for in Section 6 hereof.

In placing such orders, the Manager will give primary consideration to obtaining the most favorable price and efficient execution reasonably available under the circumstances and in accordance with applicable law. In evaluating the terms available for executing particular transactions for the Fund and in selecting broker-dealers to execute such transactions, the Manager may consider, in addition to commission cost and execution capabilities, those factors that it deems relevant, such as the financial stability and reputation of broker-dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by such broker-dealers. The Manager is authorized to pay a broker-dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if the Manager determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer in discharging responsibilities with respect to the Fund or to other client accounts as to which it exercises investment discretion.

(b)  Aggregating Orders.  On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as other advisory clients of the Manager, the Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of securities so purchased or sold, as well as the expense incurred in the transaction, will be made by the Manager in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Fund and its other clients.

(c)  The Custodian.  All Managed Assets, including cash and equivalents, shall be held by the Custodian.  The Manager shall not be liable to BIM for any action or omission of Custodian; provided, however, that where the Custodian's act or omission is required by, and taken in reliance upon, improper instructions given to the Custodian by a properly authorized representative of the Manager, the Manager shall be liable for the act or omissions of the Manager.  "Properly authorized" shall mean those representatives of the Manager who are authorized, pursuant to the Fund's custody agreement with the Custodian, to give instructions to the Custodian under such custody agreement.  The Fund will be responsible for any custodial fees.

6.           Management Fees; Expenses

(a)  Management Fees.   BIM shall pay two-thirds of all fees BIM receives from TIP for its services to TIP under the BIM Agreement to the Manager promptly upon BIM’s receipt of any such fees.

(b)  Expenses.  The Manager shall furnish at its own expense all office facilities, equipment and supplies, and shall perform at its own expense all routine and recurring functions necessary to render the services required under this Agreement including administrative, bookkeeping and accounting, clerical, statistical, and correspondence functions.  The Manager shall not have responsibility for calculating the Net Asset Value of the Fund's portfolio, but must daily review the pricing of the Managed Assets.  The Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for: (i) custodial fees for the Managed Assets; (ii) brokerage commissions, issue and transfer taxes, and other costs of securities transactions to which the Fund is a party, including any portion of such commissions attributable to research and brokerage services; and (iii) taxes, if any, payable by the Fund.  In addition, the Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for, such non-recurring special out-of-pocket costs and expenses as may be authorized in advance by the Fund.

7.           Non-Exclusivity of Services

The Manager is free to act for its own account and to provide investment management services to others.  BIM acknowledges that the Manager and its officers and employees, and the Manager's other clients, may at any time have, acquire, increase, decrease, or dispose of positions in the same investments which are at the same time being held, acquired, or disposed of under this Agreement for the Fund.  Neither the Manager nor any of its officers or employees shall have any obligation to effect a transaction under this Agreement simply because such a transaction is effected for his or its own account or for the account of another client.  BIM agrees that the Manager may refrain from providing any advice or services concerning securities of companies for which any officers, directors, partners, or employees of the Manager or any of the Manager's affiliates act as financial adviser, investment manager, or in any capacity that the Manager deems confidential, unless the Manager determines in its sole discretion that it may appropriately do so.  BIM agrees that, for good commercial and legal reasons, material nonpublic information which becomes available to affiliates of the Manager through these relationships cannot be passed on to Fund.

8.           Liability

(a)  The Manager shall not be liable to BIM for any error of judgment, but the Manager shall be liable to BIM for any loss resulting from willful misfeasance, bad faith, or gross negligence by the Manager in providing services under this Agreement or from reckless disregard by the Manager of its obligations and duties under this Agreement.  BIM agrees to indemnify and hold Manager harmless against all damages, costs and expenses, including reasonable attorney's fees, incurred by it in the course of any threatened or actual litigation, arbitrations, or administrative proceedings brought by a shareholder, beneficiary, governmental agency, or any other person pertaining to the Managed Assets or otherwise relating to this Agreement; provided, however, that BIM shall not be liable in any such case to the extent that, in the final judgment of a court of competent jurisdiction, it is adjudicated that: (i) Manager's action or omission was not prudent or otherwise violated the provisions of this Agreement or applicable law; or (ii) the Manager's action or omission constituted willful misfeasance, bad faith, or gross negligence with respect to, or reckless disregard of, the Manager's obligations and duties under this Agreement.

(b)  Nothing herein shall constitute a waiver or limitation of any rights which BIM may have under any federal or state securities law or the Employee Retirement Income Security Act of 1974, if applicable.

9.           Representations and Undertakings

(a)  The Manager hereby confirms to BIM that the Manager is registered as an investment adviser under the Advisers Act, that it has full power and authority to enter into and perform fully the terms of this Agreement, and that the execution of this Agreement on behalf of the Manager has been duly authorized and, upon execution and delivery, this Agreement will be binding upon the Manager in accordance with its terms.

(b)  The Manager represents that it complies in all material respects with all applicable laws, both federal and state.

(c)  The Manager hereby represents that it has implemented policies and procedures that will prevent the disclosure by it, its employees or its agents of the Fund’s portfolio holdings to any person or entity other than TAS, BIM, the Fund’s custodian, broker/dealers executing trades placed by the Manager on behalf of the Fund, any of the Manager’s affiliates which provide advisory or research services to the Manager, or other persons expressly designated by or approved by TAS.  The Manager agrees that prior to seeking any such approval from TAS or BIM, it will enter into a confidentiality agreement with such party to whom it desires to disclose the Fund’s portfolio holdings meeting the requirements of the Fund’s Portfolio Holdings Disclosure Policies and Procedures.

(d)  BIM hereby confirms to the Manager that it has full power and authority to enter into this Agreement and that the execution of this Agreement has been duly authorized and, upon execution and delivery, this Agreement will be binding upon BIM in accordance with its terms.

(e)  BIM acknowledges receipt of Part II of the Manager's Form ADV and Commodity Trading Advisor (CTA) Disclosure Document (if applicable).

(f)  BIM represents that BIM is in material compliance with all applicable state and federal securities laws and regulations.

(g)  To facilitate the Manager's fulfillment of its obligations under this Agreement, BIM undertakes the following:

(i)	BIM will promptly provide the Manager with amendments or supplements BIM has received, if any, to TIP's prospectus or Statement of Additional Information applicable to the Managed Assets;

(ii)	BIM will promptly notify the Manager expressly in writing of changes of which BIM has been notified, if any, in the fundamental and non-fundamental investment policies of the Managed Assets; and

(iii)
BIM will promptly provide the Manager with guidelines and procedures with which BIM has been provided, if any, applicable to the Manager or the Managed Assets adopted from time to time by the board of directors of TIP and will promptly provide the Manager copies of any amendments thereto.

10.           Term

This Agreement shall become effective as of the date first above written and shall continue in effect until the date of the termination of the BIM Agreement; provided, however, that such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act, and; provided, further, that this Agreement may be terminated by either party upon at least thirty (30) days prior written notice and may be terminated without the payment of any penalty by the Fund, if a decision to terminate is made by the Board of Directors of TIP or by a vote of a majority of the Fund’s outstanding voting securities.

11.           Amendment

Except as otherwise provided in this Agreement, this Agreement may be amended by mutual consent; provided, however, that any such amendment shall not become effective without at least thirty (30) days prior written notice to TAS or without the approval of the Fund, if required by applicable law.

12.           Assignment

This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

13.           Notices

Notices or other communications required to be given pursuant to this Agreement shall be deemed duly given when delivered in writing or sent by fax or three days after mailing registered mail postage prepaid as follows:

BIM:

71 South Wacker Drive
Suite 3400
Chicago, IL 60606
Fax: 312-377-8299

Manager:

71 South Wacker Drive
Suite 3400
Chicago, IL 60606
Fax: 312-377-8299

Each party may change its address by giving notice as herein required.

14.           Sole Instrument

This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date.  Any prior agreements, promises, negotiations, or representations not expressly set forth in this Agreement are of no force or effect.

15.           Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

16.           Applicable Law

This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of New York without reference to principles of conflict of laws.  Nothing herein shall be construed to require either party to do anything in violation of any applicable law or regulation.

17.           Confidential Information

Any information or recommendations supplied by any party to this Agreement, which are not otherwise in the public domain or previously known to another party in connection with the performance of obligations hereunder, including securities or other assets held or to be acquired by the Fund, transactions in securities or other assets effected or to be effected on behalf of the Fund, or financial information or any other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence.

No party may use or disclose to others Confidential Information about another party, except solely for the legitimate business purposes of the Fund for which the Confidential Information was provided; as may be required by applicable law or rule or compelled by judicial or regulatory authority having competent jurisdiction over the party; or as specifically agreed to in writing by the other party to which the Confidential Information pertains; provided, however, the Manager may disclose Confidential Information to any affiliates of the Manager which provide advisory or research services to the Manager for the legitimate business purposes of the Fund for which the Confidential Information was provided. Further, no party may trade in any securities issued by another party while in possession of material non-public information about that party.  Lastly, the Manager may not consult with any other money managers for the Fund about transactions in securities or other assets of the Fund other than any affiliates of the Manager which provide advisory or research services to the Manager, except for purposes of complying with the 1940 Act or SEC rules or regulations applicable to the Fund. Nothing in this Agreement shall be construed to prevent the Manager from lawfully giving other entities investment advice about, or trading on their behalf in, shares issued by the Fund or securities or other assets held or to be acquired by the Fund.

IN WITNESS WHEREOF, the parties hereto execute this Agreement on and make it effective on the Effective Date specified in the first paragraph of this Agreement.

BROOKFIELD INVESTMENT MANAGEMENT INC.

By:  ___/s/ Kim G. Redding__________
Name:  Kim G. Redding
Title:  Co-CEO

AMP CAPITAL BROOKFIELD (US) LLC

By:  ___/s/ Nicholas D. Tannura_______
Name:  Nicholas D. Tannura
Title:  Managing Director

Exhibit A to Sub-Advisory Agreement between
Brookfield Investment Management Inc. and AMP Capital Brookfield (US) LLC

Manager's Investment Guidelines

Investments for the Managed Assets will be concentrated primarily in real estate related securities, including securities of companies whose principal activities include development, ownership, construction, management, or sale of real estate in the United States or Canada.  It is currently anticipated that Manager will invest the Managed Assets primarily in shares of real estate investment trusts ("REITs").  REITs are generally classified as Equity REITs, Mortgage REITs, and Hybrid REITs.  Equity REITs generally invest the majority of their assets in real property and derive their income primarily from rents.  Mortgage REITs generally invest the majority of their assets in loans secured by real estate and derive their income primarily from interest payments.  Hybrid REITs generally combine the characteristics of Equity and Mortgage REITs.  Manager intends to invest primarily in Equity REITs.  Manager may invest from time to time in: (i) Mortgage or Hybrid REITs; and (ii) other real estate industry companies.

Manager shall have sole and complete discretion over the investment and reinvestment of the Managed Assets from time to time; provided, however, that not more than 15% of the Managed Assets (determined based upon market values at the time of purchase) shall be invested in securities of any one issuer and not more than 10% of the Managed Assets (determined based upon market values at the time of purchase) shall be invested in cash or cash equivalents.

If, at any time after the purchase of securities, the Fund is not in compliance with the foregoing restrictions due to fluctuating market values, subsequent transactions, or any other cause, Manager shall, as soon as reasonably practicable and prudent, rebalance the Managed Assets to bring the same into compliance with such restrictions.  There will be no sector limitations within the real estate securities market.